Rand Logistics, Inc.

Rand Logistics Announces Launch of its New Vessel Forebody
Vessel Introduction on Track for Fourth Calendar Quarter of 2015

New York, NY, April 22, 2015 (GLOBE NEWSWIRE) -- Rand Logistics, Inc. (NASDAQ: RLOG) (“Rand”) announced today the launch of its new vessel forebody.  As previously disclosed, the new forebody will be affixed to the aft section of the Company’s recently acquired Danish-flagged vessel and is set to become the first new Canadian-flagged river class self-unloader introduced into service on the Great Lakes in over 40 years.

The new vessel is expected to be introduced into service in the fourth calendar quarter of 2015 and will increase the size of Rand’s fleet to 16, including 10 Canadian-flagged and 6 U.S.-flagged vessels.  When introduced, it will have the largest carrying capacity of any existing Canadian-flagged river class self-unloader.

Scott Bravener, President of Lower Lakes Towing commented, “We are pleased to have achieved this milestone event and remain very excited about introducing this vessel into service later this year.  As we have reported previously, the new vessel is fully booked with long-term contractual business and is expected to be the most efficient river class vessel on the Great Lakes.  The introduction of this vessel into service is one of the elements of our strategic plan to improve our return on invested capital and, based on our current expectations, the new vessel will be accretive to return on invested capital in its first full year of service.”

To view the launching of the Company’s new forebody, built by Chengxi Shipyard Co., please click on the following link: http://www.randlogisticsinc.com/video.html.

About Rand Logistics
Rand Logistics, Inc. is a leading provider of bulk freight shipping services throughout the Great Lakes region. Through its subsidiaries, the Company operates a fleet of four conventional bulk carriers and eleven self-unloading bulk carriers including three tug/barge units. The Company is the only carrier able to offer significant domestic port-to-port services in both Canada and the U.S. on the Great Lakes. The Company's vessels operate under the U.S. Jones Act -- which reserves domestic waterborne commerce to vessels that are U.S. owned, built and crewed, -- and the Canada Coasting Trade Act -- which reserves domestic waterborne commerce to Canadian registered and crewed vessels that operate between Canadian ports.

Forward-Looking Statements
This press release contains forward-looking statements. For all forward-looking statements, we claim the protection of the Safe Harbor for Forward-Looking Statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated. Future events and actual results, affecting our strategic plan as well as our financial position, results of operations and cash flows, could differ materially from those described in or contemplated by the forward-looking statements. Important factors that contribute to such risks include, but are not limited to, the effect of an economic downturn in certain of our markets; the weather conditions on the Great Lakes; our ability to maintain and replace our vessels as they age, and the estimated delivery date of our new vessel.

For a more detailed description of these uncertainties and other factors, please refer to Rand's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K filed on June 12, 2014.

Contact:
Rand Logistics, Inc.
Edward Levy, CEO & President
(212) 863-9405
-OR-
INVESTOR RELATIONS COUNSEL:
Cameron Associates
Alison Ziegler
(212) 554-5469